Exhibit 99.1

FOR IMMEDIATE RELEASE
March 24, 2026

Chesapeake Utilities CFO Beth Cooper announces retirement, COO Jeff Sylvester named successor

DOVER, Del. – Chesapeake Utilities Corporation (NYSE: CPK) today announced that executive vice president and chief financial officer Beth Cooper will retire on June 30, 2026, following 36 years with the Company. Senior vice president and chief operating officer Jeff Sylvester, who began his career with Chesapeake Utilities in 2004 serving in finance and business development roles, will succeed Cooper, effective July 1, 2026.

Cooper joined Chesapeake Utilities in 1990 and held numerous roles in the financial and strategic planning areas of the Company until she was named CFO in September 2008. Throughout her tenure, she advanced the Company’s strategy by driving industry-leading earnings growth and above-average returns, ensuring balance sheet strength and financial discipline, and propelling the Company toward significant, sustained long-term growth.

“On behalf of the entire Chesapeake Utilities family, I’d like to congratulate Beth on a truly impressive track record of service, performance and growth. Her passion for the Company, unmatched work ethic and strength in building relationships have had an outsized impact on who we are today and what we’ve achieved over the last few decades,” said Jeff Householder, chair of the Board, president and chief executive officer. “We are grateful for Beth’s authentic leadership and strategic guidance that will continue to benefit the Company for years to come.”

“It has been a joy and privilege to spend my career at Chesapeake Utilities, surrounded by people that consistently bring their best each and every day,” said Cooper. “I am proud of the success we achieved as we expanded the business, served increasing customer demand and created value for all stakeholders. Supported by our perseverance and the reputation we’ve built, I’m confident the Company is well-positioned for continued long-term growth.”

Following increasing responsibilities driving revenue growth and business strategy, Sylvester served as vice president of customer care at Chesapeake Utilities subsidiary Florida Public Utilities from 2010 to 2012 before serving as vice president of operations at Black Hills Energy. He returned to Chesapeake Utilities in 2019 as senior vice president of operations and was named chief operating officer in 2022, leading overall company operations, customer care, project development and safety.

Sylvester began his career in financial analyst and controller roles at ThruPoint, GTE and Plantronics. He holds a Bachelor of Science in finance management and a Master of Business Administration in finance from Clemson University.

“Jeff brings deep financial and operational knowledge of our business alongside valuable expertise in acquisitions, integrations and large-scale transformations, all of which are critical for our next stage of growth and development,” Householder said. “I am confident in his leadership and ability to drive continued success within the three pillars of our growth strategy as we deliver energy that strengthens our customers and communities.”

Exhibit 99.1
Chesapeake Utilities Corporation
Chesapeake Utilities Corporation is a diversified energy delivery company, listed on the New York Stock Exchange (NYSE:CPK). Chesapeake Utilities Corporation offers sustainable energy solutions through its natural gas transmission and distribution, electricity generation and distribution, propane gas distribution, mobile compressed natural gas utility services and solutions and other businesses. For more information, visit www.chpk.com.

# # #
For more information, contact:
Lucia M. Dempsey
Head of Investor Relations
347.804.9067
LDempsey@chpk.com